Exhibit 23.2


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
           --------------------------------------------------------


We consent to the use in the Prospectus constituting part of this Registration Statement on Post-Effective Amendment No. 3 to Form S-1 of our reports dated February 16, 2005 on the statements of financial condition of each of World Monitor Trust III- Series G, World Monitor Trust III- Series H and World Monitor Trust III- Series I as of December 31, 2004, and our report dated April 24, 2006 on the statement of financial condition of Preferred
Investment Solutions Corp. as of December 31, 2005 which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.

/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.


Hunt Valley, Maryland
April 25, 2006